Exhibit 10(cc)
As of July 19, 2024
Andrew C. Warren
[address on file]

Dear Andrew:

Reference is made to that certain employment agreement between you and the Company dated as of July 19, 2024 (your “Employment Agreement”). All defined terms used but not defined herein shall have the meanings set forth in your Employment Agreement, as applicable.

This letter is to confirm our understanding, notwithstanding any provision in your Employment Agreement, that you shall receive a one-time special equity award in the form of Restricted Share Units (RSUs) of Paramount Global Class B common stock with a grant date value of Two Million Dollars ($2,000,000). Such award shall be granted on the tenth (10th) business day immediately following the Effective Date and the number of RSUs granted shall equal the grant date value of $2,000,000 divided by the closing price of the Paramount Global Class B common stock on the date of grant rounded down to the nearest whole number. The RSUs granted shall vest ratably on the 1st, 2nd and 3rd anniversaries of the grant date subject to the Terms & Conditions of the award.

Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement as herein amended shall remain in full force and effect.
If the foregoing correctly sets forth our understanding, please sign and return this letter. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,

PARAMOUNT GLOBAL

By: /s/ Nancy Phillips
Name:Nancy Phillips
Title: Executive Vice President,
Chief People Officer

ACCEPTED AND AGREED:

/s/ Andrew C. Warren
Andrew C. Warren

Dated: Jul 20, 2024